FIRST AMENDMENT TO LEASE, made this 4th day of October,  1996,
MAURICE M. WEILL, TRUSTEE UNDER TRUST INDENTURE DATED AUGUST 30, 1968, having an office at 51 Commerce Street, Springfield, New Jersey 07081, hereinafter called the "Landlord"; and GLENGATE APPAREL, INC., a New Jersey corporation, having an office at 207 Sheffield Street, Mountainside, New Jersey 07092, hereinafter called the "Tenant".


                                            WITNESSETH:

                  WHEREAS, the Landlord owns certain lands and premises in the Borough of Mountainside, County of Union and State of New Jersey, which said lands and premises are located at 207 Sheffield Street (the "Property"); and

                  WHEREAS, the Landlord has erected on the Property a one-story office and warehouse building containing approximately 14,000 square feet, hereinafter called the "Building"; and

                  WHEREAS, the Landlord and Tenant have heretofore entered into a certain lease agreement dated November 14, 1994, hereinafter called the "Lease", pursuant to which Tenant has leased approximately 10,000 square feet of space, hereinafter called the "Original Leased Premises", all in accordance with the terms and conditions of the Lease; and

                  WHEREAS, the Landlord has agreed to provide and lease to Tenant additional space containing approximately 4,000 square feet, outside dimensions to center line of common wall, hereinafter called the "Additional Leased Premises" in the Building hereinabove referred to in accordance with the terms and conditions hereinafter provided; and

                  WHEREAS, the Landlord and Tenant by this First Amendment to Lease wish to modify, supplement and amend the terms and conditions of the Lease to provide for additional rent and other Lease obligations as the same shall be required and attributable to the Additional Leased Premises,

                  NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, the parties hereto covenant and agree as follows:

                  1. Effective as of the Additional Commencement Date, as hereinafter defined, the Leased Premises shall consist of the 10,000 square feet of Original Leased Premises, together with the 4,000 square feet of Additional Leased Premises, which total leased space shall comprise the entire Building containing 14,000, hereinafter called the Revised Leased Premises, and Article
1.1 of the Lease is hereby modified accordingly.

                  2. The Lease term under the Lease as to the Additional Leased Premises shall commence on January 1, 1997, hereinafter called the "Additional Commencement Date", and shall expire as to the Revised Leased Premises on December 31, 1997.

                  3.       Commencing  on  the  Additional  Commencement  Date,
Article  3.1(c)  of the  Lease  is modified and amended as follows:

                           "(c)  During  the third  year of the three (3) year
lease term, Tenant shall pay Base Rent in the amount of Seventy Six Thousand and 00/100 ($76,000.00) Dollars per annum, in equal installments of Six Thousand Three Hundred Thirty Three and 33/100 ($6,333.33) Dollars per month."

                  4. It is expressly understood and agreed that the Tenant currently occupies the Additional Leased Premises under a Sublease Agreement with American Aluminum Company, a New Jersey corporation, and that Tenant shall continue to occupy the Additional Leased Premises and improvements as of the Additional Commencement Date in an "as is" condition.

                  5. Effective as of the Additional Commencement Date Tenant's Percentage for all Lease purposes shall be revised from 71.4% to 100% and
Article 1.2 of the Lease is hereby revised accordingly.

                  6. Subarticles 46(1) and (2) of the Lease are hereby modified, supplemented and amended as follows:

                           "(1) There shall be paid  annually  minimum Base Rent
in the amount which is the greater of:

                                    (a)     Eighty Seven Thousand Nine Hundred
Seventy  Nine  and  50/100 ($87,979.00) Dollars per annum; or

                                     b)     The minimum Base Rent of Seventy Six
Thousand and 00/100 ($76,000.00) Dollars per annum as provided in Article 3 herein, hereinafter referred to as the "Original Base Rent", and adjusted as hereinafter provided. Original Base Rent shall be increased, if applicable, in the event of an increase in the Cost of Living Index based on application of the Cost of Living formula which is hereinafter defined as follows:
At the inception of the three (3) year renewal term, there shall be compared the "All Items" Index figures for the New York-Northeastern New Jersey average of the "Consumers Price Index for All Urban Consumers" (revised CPI-U) (1982-84 equal to 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor (in this paragraph hereinafter referred to as the "Index") for the first month of the original term of this lease with the first month of the three
(3) year renewal term. If there is an increase n the Index for the first month of the three (3) year renewal period compared to the applicable Index for the first month of the original term of this lease, said increase in Index figures shall be used to determine the applicable percentage of increase which shall be the basis for determining rent increase over the Original Base Rent in accordance with the formula hereinbefore set forth, and as shown in the following example:

                  EXAMPLE: If the Index figure for the first month of the basic lease is 100 (the denominator) and the Index figure for the first month of the applicable renewal term is 120, the increase in the Index figures will produce an increase of 20%.
                                                     (120-100)
                                                        100

Applying the formula, 20% of $76,000.00 is equal to $15,200.00. Adding said sum of $15,200.00 to the Original Base Rent of $76,000.00 produces an annual renewal rent of $91,200.00 payable in equal monthly installments of $7,600.00.

Since the rent payment for at least the first month of the three (3) year renewal term will have been paid prior to the determination of any applicable rent increase in excess of the Original Base Rent payable for the three (3) year renewal term, any increase for months already elapsed after commencement of the three (3) year renewal term shall then be added to the next monthly rent payment then becoming due and payable.

                  (2) Anything herein contained to the contrary notwithstanding, it is expressly understood and agreed that the minimum rent during the renewal period shall not be less than Eighty Seven Thousand Nine Hundred Seventy Nine and 50/100 ($87,979.00) Dollars per annum."

                  7. Except as in the First Amendment to Lease provided, all other terms and conditions of the Lease shall remain in full force and effect and shall be applicable to the Additional Leased Premises upon the Additional Commencement Date.

                  8. This Agreement shall be binding on the parties hereto, their heirs, successors and assigns.

                  IN WITNESS WHEREOF, the parties have hereunto set their hands and seals or cause these presents to be signed by its proper corporate officers and caused its proper corporate seal to be hereunto affixed, the day and year first above written.

WITNESS:

____________________________                /s/ Maurice M. Weill
                                            MAURICE M. WEILL, TRUSTEE UNDER
                                            TRUST INDENTURE DATED AUGUST 30,
                                                        1968

ATTEST:                                     GLENGATE APPAREL,INC.

____________________________                By: /s/ Norman Britman
                                                Norman Britman, Treasurer